Registration No. 333-172808

As filed with the Securities and Exchange Commission on February 22, 2019
_____________________________________________________________________________________________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
Form S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
__________
KINDER MORGAN, INC.
(Exact name of registrant as specified in its charter)

Delaware	80-0682103
(State of other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1001 Louisiana Street
Houston, Texas 77002
(Address of registrant’s principal executive offices)

Kinder Morgan, Inc. Class B Share Plan
(Full title of Plan)

Adam S. Forman
1001 Louisiana Street
Houston, Texas 77002
(713) 369-9000
(Name, address and telephone number of agent for service)

Copy to:

Troy L. Harder
Bracewell LLP
711 Louisiana Street, Suite 2300
Houston, Texas 77002-2770
Telephone: (713) 221-1456
__________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company (as defined in Rule 12b-2 of the Securities Exchange Act of 1934).
Large accelerated filer ☑  Accelerated filer ☐  Non-accelerated filer ☐  Smaller reporting company ☐  Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

DE-REGISTRATION OF UNSOLD SECURITIES
This Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-172808) (the “Registration Statement”) initially filed with the Securities and Exchange Commission by Kinder Morgan, Inc. (the “Registrant”) on March 14, 2011 relating to shares of Class P common stock of the Registrant issuable under the Kinder Morgan, Inc. Class B Share Plan (the “Plan”), is being filed to de-register all unsold securities under the Registration Statement.
The Registration Statement registered 125,000,000 shares of Class P Common Stock, $0.01 par value per share (the “Common Shares”) issuable under the Plan. The Plan terminated in accordance with its terms, and as a result, the Registrant has no further obligation to maintain the effectiveness of a registration statement with respect to the Common Shares issuable under the Plan.
In accordance with an undertaking made by the Registrant in the Registration Statement to remove by means of a post-effective amendment any shares of the Registrant’s Common Shares which remain unsold at the termination of the offering, the Registrant, hereby de-registers any and all Common Shares originally reserved for issuance under the Plan and registered under the Registration Statement which remained unissued.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, Kinder Morgan, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on February 22, 2019.

KINDER MORGAN, INC.

By:	/s/ David P. Michels
Name:	David P. Michels
Title:	Vice President and Chief Financial Officer